UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): November 8, 2007

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

As previously reported, UNS Gas, Inc. (UNS Gas), a wholly-owned subsidiary of UniSource Energy Corporation, filed a general rate case in July 2006 with the Arizona Corporation Commission (ACC).  In October 2007, an administrative law judge (ALJ) from the ACC issued a recommendation regarding UNS Gas’ rate filing.  On November 8, 2007, the ACC adopted the ALJ’s recommendation with some minor modifications.  The table below summarizes UNS Gas’ request and the ACC Order:

	Requested by UNS Gas	ACC Order
Original cost rate base	$162 million	$154 million
Fair value rate base	$192 million	$184 million
Revenue deficiency	$9 million	$5 million
Total rate increase (over test year revenues)	7%	4%
Cost of debt	6.60%	6.60%
Cost of equity	11.00%	10.00%
Hypothetical capital structure	50% equity / 50% debt	50% equity / 50% debt
Weighted average cost of capital	8.80%	8.30%

In addition to the items above, UNS Gas proposed certain changes to how it recovers gas costs from its customers.  UNS Gas’ current retail rates include a purchased gas adjustor (PGA) mechanism intended to address the volatility of natural gas prices and allow UNS Gas to recover its actual commodity costs, including transportation, through a price adjustor.

The current PGA mechanism has two components, the PGA factor and the PGA surcharge or credit.  The PGA factor is a mechanism that compares the twelve-month rolling weighted average gas cost to the base cost of gas, and automatically adjusts monthly, subject to limitations on how much the price per therm may change in a twelve month period.  The actual gas and transportation costs that are either under or over collected through the base rate of $0.40 per therm or $4.00 per MMBtu and the PGA factor are charged or credited to a balancing account.

The current annual cap on the maximum increase in the PGA factor is $0.10 per therm in a twelve month period.  The ACC Order increased the cap on the PGA factor to $0.15 per therm in a twelve month period.  In addition, the ACC Order set the base cost of gas at zero, so that the entire cost of gas will be reflected in the PGA factor.

The new rates are expected to be implemented beginning with the first billing cycle in December 2007.  UNS Gas expects to file another rate case in 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 9, 2007	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) /s/ Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer